For Immediate Release

EPOCH ANNOUNCES 15% INCREASE IN ASSETS UNDER MANAGEMENT

NEW YORK--(BUSINESS WIRE) - January 9, 2007 -- Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") increased to $4.41 billion as of December 31, 2006 from $3.84 billion as of September 30, 2006.

"We continue to be heartened by the interest shown in Epoch from the institutional, sub-advisory, and consulting communities. Epoch had a strong 2006 for portfolio returns and growth in assets," said William W. Priest, Chief Executive Officer of the Company. "Assets increased 15% in the quarter ended December 31, 2006 and virtually doubled for the calendar year in total. We maintain our confidence that we will be able to serve the changing needs of our clients well into the years ahead, especially as the paradigm shifts we see in the investment markets continue to unfold and the importance of free cash flow becomes more and more apparent to investors."

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap Value.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com


Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:

Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com